Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 7, 2007, with respect to the consolidated financial statements and schedule included in the Annual Report of Theragenics Corporation on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of Theragenics Corporation on Form S-8, file numbers 33-40737, 333-15313, 333-40653, 333-64801, 333-48136 and 333-136640, and on Form S-3, file numbers 333-127551 and 333-143839.

/s/ GRANT THORNTON LLP

Atlanta, Georgia
March 12, 2009